Exhibit 10.49

Summary of Compensation Arrangement between Agilent and the Non-Employee Directors

Effective as of March 1, 2009, each of Paul N. Clark, Robert J. Herbold, Robert L. Joss, Koh Boon Hwee, Heidi Kunz, David M. Lawrence, M.D. and A. Barry Rand, the non-employee directors of Agilent, receive annually (a) $75,000 in cash which is paid quarterly; (b) $75,000 in value of a stock option; and (c) $75,000 in value of deferred shares of Agilent common stock. Any newly appointed director receives $130,000 in value of deferred shares of Agilent common stock, pursuant to the 1999 Non-Employee Director Stock Plan. The stock options and the deferred shares vest quarterly over one year.

In addition, non-employee directors who serve as the chairperson of a Board committee are entitled to a “committee chair premium.” Specifically, the chairperson of each of the Compensation Committee and the Nominating/Corporate Governance Committee, provided that such person is not the Non-Executive Chairman, shall, on an annual basis, receive an additional ten thousand dollars ($10,000.00) in cash. The chairperson of the Audit and Finance Committee of the Board, provided that such person is not the Non-Executive Chairman, shall, on an annual basis, receive an additional twenty thousand dollars ($20,000.00) in cash. The chairperson of any other Board committee, provided that such person is not the Non-Executive Chairman, shall, on an annual basis, receive an additional five thousand dollars ($5,000.00) in cash.

Each member of the Audit and Finance Committee shall, on an annual basis, receive an additional ten thousand dollars ($10,000.00) in cash which shall be made in a lump sum payment as soon as practicable following the Initial Payment Date with respect to the Plan Year.

The Non-Executive Chairman, James G. Cullen, receives an Annual Retainer that consists of (i) an option to purchase shares of common stock in an amount equivalent to $75,000, (ii) $260,000 in cash, and (iii) $75,000 in value of deferred shares of Agilent common stock. The Non-Executive Chairman is not eligible to receive any committee chair premiums. The stock options and the deferred shares vest quarterly over one year.